                                   Exhibit 11

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                 1995        1994(1)        1993(1)
                              ----------  -------------  -------------

Shares outstanding
 beginning of the
 period (2)                    4,671,284   4,666,724      4,739,228
   Number of days                    187          54            109
Treasury Stock purchases               -           -        (37,500)
Shares outstanding             4,671,284   4,666,724      4,701,728
   Number of days                      -           -             15
Treasury stock purchases               -           -         (7,500)
Shares outstanding                     -           -      4,694,228
   Number of days                      -           -              3
Treasury stock purchases               -           -        (30,000)
Shares outstanding                     -           -      4,664,228
   Number of days                      -           -            130
Exercise of options                    -       2,106          2,496
Shares outstanding                     -   4,668,830      4,666,724
   Number of days                      -         264            108
Exercise of options                    -       2,496              -
Shares outstanding                     -   4,671,326              -
   Number of days                      -           7              -
Treasury stock purchases               -         (42)             -
Shares outstanding                     -   4,671,284              -
   Number of days                      -          40              -
Public Offering                2,000,000           -              -
Shares outstanding             6,671,284           -              -
  Number of days                      26           -              -
Public Offering                  300,000           -              -
Shares outstanding             6,971,284           -              -
  Number of days                     152           -              -

Average shares outstanding     5,771,558   4,668,834      4,689,152
                              ----------  ----------     ----------

Net income available to
 common stockholders          $8,828,883  $6,762,801     $5,821,357
                              ----------  ----------     ----------

Per share amount                   $1.53       $1.45          $1.24
                              ==========  ==========     ==========

--------------------

(1) Adjusted to give effect to a 50% stock dividend on the Common Stock declared on April 19, 1995, payable to shareholders of record on May 31, 1995 and distributed on May 15, 1995.

(2) Shares outstanding at the beginning of the period are net of treasury shares held at January 1, 1995, 1994 and 1993 of 605,629, 605,587 and
     530,587, respectively.